Exhibit 19.1
FORUM ENERGY TECHNOLOGIES, INC.

INSIDER TRADING POLICY
I.    Introduction
Federal and state securities laws prohibit trading in securities of publicly traded companies by persons who have “material non-public information” about that company or its securities (commonly known as “insider trading”), or when a person provides that information to others who then trade (an activity known as “tipping”).
The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by Forum Energy Technologies, Inc. and its subsidiaries (together, the “Company”) and all directors, officers and employees thereof, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.
The policies and procedures described below are the Company’s policy. However, you have a responsibility to understand and comply with both the Policy and the insider trading laws.
II.    Applicability
This Policy is applicable to (i) all directors, officers, and employees of the Company, whether located in or outside the United States and (ii) independent contractors or consultants who have access to material, non-public information regarding the Company and/or any other publicly traded company obtained in the course of the person’s employment or association with the Company, whom the Company has notified as such (collectively, the “Company Personnel”). This Policy is also applicable to the foregoing persons’ Related Persons (as defined in Section IV.D.)
This Policy applies to transactions in the Company’s securities, including common stock, stock options, warrants, bonds, notes, debentures, convertible instruments, as well as derivative securities that are not issued by the Company (e.g., exchange-traded put or call options or swaps relating to securities issued by the Company), or other similar instruments (collectively, “Company Securities”). This Policy also applies to transactions in the securities of another company if a member of Company Personnel becomes aware of material nonpublic information about that company in the course of the person’s employment or association with the Company (see Section V.B).
Except as otherwise specified in the Policy, transactions subject to this Policy include purchases, sales or other transactions to acquire, transfer or dispose of securities, such as loans, pledges, gifts, charitable donations and other contributions of securities (each of the foregoing transactions is also referred to as a “trade” or “trading” in this Policy).
The Company reserves the right to amend or rescind this Policy or any portion thereof at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law. Questions regarding this Policy or applicable laws should be directed to the Company’s General Counsel.
III.    Policy
It is the Company’s policy that if a member of Company Personnel has material, nonpublic information relating to the Company, neither that person nor any Related Person (as defined below) may trade securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. Moreover, if a member of Company Personnel comes into possession of material, nonpublic information about another company (as described in Section V.B) by virtue of his or her employment or association with the Company, that person is prohibited from trading securities of that other company, or engaging in any other action to take advantage of, or pass on to others, that information.
To avoid even the appearance of impropriety, additional restrictions on trading Company Securities described in Section VI apply to directors, members of executive management and other designated employees who are routinely in possession of material, nonpublic information.
IV.    Definitions/Explanations
A.    Who is an “Insider?”
Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders with respect to material, nonpublic information concerning the Company include Company Personnel and their Related Persons. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.
B.    What is “Material” Information?
The materiality of information is based on an assessment of all of the facts and circumstances. Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Information that is likely to affect the price of a company’s securities is almost always considered material. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security.
There are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of material information include, but are not limited to:
•    Unpublished financial results (annual, quarterly or otherwise) or projections of future earnings or losses;
•    News of pending or proposed company transactions;

•    Significant changes in corporate objectives;
•    Changes in dividend policies or proposed or contemplated issuance, redemption, or repurchase of securities;
•    Declaration of a stock split;
•    Financings, borrowings, and other events involving the Company’s debt instruments and securities (e.g., defaults on loans or debt securities, calls of securities for redemption, refinancings or amendments);
•    Significant developments in litigation or regulatory proceedings;
•    Significant cybersecurity events or incidents;
•    Changes in management; and
•    Financial liquidity problems.
The above list is only illustrative; many other types of information may be considered material, depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. If a securities transaction becomes the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the Department of Justice, the U.S. Securities and Exchange Commission and others might view your transaction in hindsight and with all of the facts disclosed.
If you are unsure whether particular nonpublic information is material, you should always err on the side of deciding that the information is material and not trade or consult the Company’s General Counsel before making any decision to trade or disclose such information. You should keep in mind that the SEC rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.
C.    What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. For purposes of this Policy, in order for information to be considered public, it must be widely disseminated in a manner making it generally available to the investing public, such as through a press release over the wire and/or a filing with the Securities and Exchange Commission (the “SEC”) or by means of a Regulation FD-compliant webcast, and the investing public must have had enough time to absorb the information fully.
In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, information should not be considered fully absorbed by the marketplace until two full trading days have elapsed following publication.

D.    Who is a “Related Person?”
For purposes of this Policy, a “Related Person” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control or manage. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.C. below for a discussion on the prohibition on “tipping.”
Company Personnel are responsible for ensuring the transactions of their Related Persons comply with this Policy and should treat them as if they were for the Company Personnel’s own account for the purposes of this Policy and applicable securities laws.
V.    Guidelines
A.    Non-disclosure of Material Nonpublic Information
Company Personnel who have access to material, nonpublic information must take special precautions to keep it confidential and must not disclose such information to anyone, except to other persons within the Company who have a legitimate business need to know to perform their jobs or third parties, such as investment banking advisors or outside legal counsel, whose positions require them to know it and who also have an obligation to maintain such confidentiality, or when such disclosures are authorized by the Company as necessary to facilitate negotiations with customers or vendors or other third parties or when such persons are subject to contractual confidentiality restrictions, until such information has been publicly released by the Company.
B.    No Trading on Material Nonpublic Information
No Company Personnel and Related Persons may trade the Company Securities at any time when he or she has material nonpublic information concerning the Company or its securities, except as otherwise specified in this Policy under Section V.D and Section VII.
Moreover, no Company Personnel and Related Persons may trade securities of another company that has a business relationship with the Company, such as customers, vendors, suppliers, or joint venture or strategic partners, or a company that is involved in a potential transaction or business relationship with the Company at any time when the person has material, nonpublic information about that company or its securities which was obtained as a result of his or her employment or association with the Company.
In certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has material nonpublic information obtained in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.

C.    No “Tipping” of Material Nonpublic Information
Under the federal securities laws, insiders may be liable for communicating or disclosing (“tip”) material nonpublic information to any third party (“tippee”), not limited to just Related Persons, who then trades on the basis of the information. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
Accordingly, no Company Personnel and Related Persons may tip material nonpublic information to any other person (including family and friends), and no Company Personnel and Related Persons may make trading recommendations while in possession of material nonpublic information. In addition, Company Personnel and Related Persons should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
D.    Certain Exceptions
The prohibition on trading in the Company Securities set forth in this Policy does not apply to:
    The exercise of stock options (including any net-settled stock option exercise to cover exercise price and tax withholding) pursuant to our stock plans if there is no market sale of the underlying shares (including as part of a broker-assisted cashless exercise of an option); provided, however, any exercise of stock options is subject to pre-clearance under Section VI.B. below for persons subject to the pre-clearance requirement.
    The vesting or settlement, as applicable, of restricted stock or restricted stock units or other equity-based awards granted under the Company’s stock plans or the withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock or shares underlying restricted stock units, as applicable, to satisfy tax withholding requirements; however, the sale of any stock for the purpose of generating cash needed to satisfy tax withholding requirements is subject to this Policy.
    The execution of transactions pursuant to a Rule 10b5-1 Trading Plan (as defined in Section VII) that has been approved by the Company.
    Sales of the Company Securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws.

    Transactions in mutual funds or exchange-traded funds that are invested in Company Securities so long as (a) the Covered Person does not control the investment decisions on individual stocks within the fund and (b) Company securities do not represent a substantial portion of the assets of the fund.
E.    Prohibited Transactions and Other Special Transactions
    Short sales; speculative transactions. Directors, officers and employees, and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short” (selling securities that a person does not own, with the intention of buying the securities at a lower price in the future). Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its security holders. Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted to them by the Company.
    Hedging. For the avoidance of doubt, directors, officers and employees, and their Related Persons are prohibited from engaging in hedging transactions involving Company Securities.  Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock.  These transactions would allow a person to continue to own Company Securities, but without the full risks and rewards of ownership.  Thus, a person who engaged in these transactions would no longer have the same objectives as the Company’s other stockholders.
    Pledging or purchasing Company Securities on margin. Company Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Company Securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities during quarterly blackout periods. Therefore, it is the Company’s policy that directors, officers and employees, and their Related Persons, are prohibited from purchasing Company Securities on margin, borrowing against Company Securities, and/or otherwise pledging Company Securities as collateral for a loan.
    Limit orders. Insiders are highly discouraged from placing standing or limit orders with a broker (other than under an approved Rule 10b5-1 Trading Plan as described in Part VII below). Such open orders may result in the execution of a trade by a broker at a time when the person is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities (e.g., during a blackout period), which may result in inadvertent insider trading violations, violations of Section 16 (in the case of directors and executive officers) and violations of this Policy. If a standing order or limit order must be placed (outside of an approved Rule 10b5-1 Trading Plan), the order should be used only for a brief period of time and must be terminated prior to the start of a blackout period (if applicable) or if the person subsequently obtains material nonpublic information and must otherwise comply with the restrictions and procedures in this Policy.
VI.    Additional Restrictions and Requirements for Directors and Officers
A.    Trading Window
In addition to being subject to all of the other limitations in this Policy, the Company’s directors, officers (as such term is defined in Rule 16a-1(f) of the Securities Exchange Act, as amended (the “Exchange Act”)) (“Officers”) and certain other individuals designated by the General Counsel from time to time and their Related Persons may only buy or sell Company Securities in the public market during the period beginning two full trading days after the public announcement of the Company’s quarterly earnings and ending fifteen days prior to the end of the next fiscal quarter (except as otherwise specified by this Policy). For purposes of this Policy, public announcement is the first to occur of the earnings press release being publicly available or the end of the public conference call relating to such results.
It is recommended that any employee of the Company who trades in Company Securities do so only during the trading window set forth above. Doing so will lessen the risk that an employee is accused of trading while in possession of material, nonpublic information. As provided in Section III, even during an open trading window, if any director, officer or employee of the Company is in possession of material, nonpublic information about the Company, that person is prohibited from trading in the Company Securities.
From time to time, the Company may require that directors, officers and selected employees and their Related Persons suspend trading in Company Securities during quarterly trading windows because of developments that have not yet been disclosed to the public (so called “special blackout”). The Company’s General Counsel will notify all affected persons, and persons subject to a special blackout may not trade in Company Securities while the special blackout is in effect and may not disclose to others that the Company has implemented a special blackout because the existence of a special blackout may be material nonpublic information about the Company. Although these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason.
B.    Pre-Clearance
Directors and Officers must obtain prior clearance from the General Counsel, or his or her designee (or in the case of the General Counsel, the Chief Executive Officer), before he, she or a Related Person trades in Company Securities (except for trades under a pre-approved Rule 10b5-1 Trading Plan). As noted in Section III, the term “trade” broadly includes any sale, purchase, gift, pledge, hedge, or any other acquisition, disposition or transfer of Company Securities, including any exercise of stock options.
Pre-clearance requests will only be granted during an open trading window. [Pre-clearance requests must be made in writing (including email), specifying the securities and the proposed transaction.][Pre-clearance request forms are available from the office of the General Counsel.] Each request for pre-clearance will be evaluated to determine if the proposed transaction raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and restrictions under this Policy and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period or such other period of time designated by the General Counsel, or his or her designee. If the transaction is not effected within the authorized period, clearance of the transaction must be re-requested. Regardless of clearance, the transaction cannot be effected if the person comes into possession of material nonpublic information before the transaction is completed. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
C.    Restriction on Selling Company Stock Acquired by Option Exercise
Officers are prohibited from selling Company stock acquired by exercising stock options or the vesting of restricted stock until such Officer is in compliance with the Company’s Stock Ownership Requirements Policy.
VII.    Use of 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense against insider trading liability for trades that are executed pursuant to a pre-established written plan, contract or instruction or arrangement that was established at a time when the insider was not aware of material nonpublic information and meets all the other specified conditions in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). Transactions under a Rule 10b5-1 Trading Plan may occur even when the person who has entered into the plan is aware of material nonpublic information at the time of transaction.
Directors and Officers are encouraged to utilize Rule 10b5-1 Trading Plans for trading in Company Securities but may do so only with the prior approval of the General Counsel or his or her designee. In addition to complying with the requirements of Rule 10b5-1 under the Exchange Act, under this Policy, the adoption, amendment/modification or termination of a Rule 10b5-1 Trading Plan must be approved in advance by the General Counsel and meet the other requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.” Please contact the General Counsel for any questions regarding Rule 10b5-1 Trading Plans, or if you are considering any similar plan or trading arrangement, as 10b5-1 rules are complex.
VIII.    Post-Termination Transactions
This Policy will continue to apply, even after termination of employment or service with the Company if the Company Personnel is in possession of material nonpublic information about the

Company or any other company obtained in the course of employment or service with the Company at the time of termination from the Company until such information becomes public or ceases to be material.
IX.    Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or in compliance with the Company’s equity plans and award agreements, if applicable).
X.    Potential Liability and/or Disciplinary Action
Persons who engage in insider trading or tipping may be subject to criminal penalties, including imprisonment of up to 20 years, criminal fines up to $5 million and civil penalties up to three times the profits gained or losses avoided.
Violations of this Policy can also result in a range of Company disciplinary action up to and including termination, whether or not the person’s failure to comply with the Policy results in a violation of the applicable laws. Violations of the securities laws may be reported to the appropriate authorities.
XI.    Complaint Procedures
Any employee who has observed conduct that may violate this Policy has an obligation to report the suspected violation to the General Counsel or the Company’s Compliance and Ethics Hotline (the telephone number and web address for which may be found in the Code of Conduct, the hotline policy or on hotline posters at all Forum facilities).

Appendix A
Guidelines for Rule 10b5-1 Trading Plans
As discussed in the Policy, Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Company Personnel and Related Persons (for purposes of this Appendix, the “Insiders”) must enter into a Rule 10b5-1 Trading Plan for transactions in the Company Securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The General Counsel or his or her designee will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the General Counsel regarding any Rule 10b5-1 Trading Plan or proposed trades. The person adopting the plan remains ultimately responsible for ensuring that their Rule 10b5-1 Trading Plan and contemplated transactions fully comply with applicable securities laws.
It is recommended that Insiders consult with their own attorneys or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any directors and Officers, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Related Parties of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or amended (as described below).
A.    Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel (or, in the case of the General Counsel, by the Chief Executive Officer) prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.
B.    Time of Adoption. Subject to pre-clearance requirements described above, Insiders may enter into a Rule 10b5-1 Trading Plan only at a time:
1.    When the Insider is not aware of any material nonpublic information concerning the Company; and
2.    When the Insider is not subject to any blackout period.
C.    Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed, and either: (i) specify the amount, price and date of the sales (or purchases) of Company Securities to be effected; (ii) provide a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which to sell (or purchase) the securities; or (iii) delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or its securities.

For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
D.    No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
E.    Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1, and Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
F.    Certifications for Section 16 Persons. Section 16 Persons and their Related Persons that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any material nonpublic information about the Company or the Company Securities and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
G.    Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
1.    For Section 16 Persons (as well as their Related Parties), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days; or
2.    For all other persons, 30 days after adoption of the Rule 10b5-1 Trading Plan.
H.    No Overlapping Rule 10b5-1 Trading Plans. Insiders may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions specified under Rule 10b5-1). Please consult the General Counsel with any questions regarding overlapping Rule 10b5-1 Trading Plans.
I.    Single Transaction Plans. Insiders may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions specified under Rule 10b5-1). Please consult the General Counsel with any questions regarding overlapping Rule 10b5-1 Trading Plans.
J.    Modifications and Terminations. Modifications and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification or termination. Under Rule 10b5-1 and these guidelines, any modification to the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 Trading Plan (a “material amendment”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and adoption of a new Rule 10b5-1 Trading Plan. Insiders considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, should consult with the General Counsel in advance to confirm that any such change does not constitute an effective termination of the plan and adoption of a new plan.
As such, any material amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in Section A above and will be subject to all the other requirements set forth in Sections A - I of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in Section A of these guidelines. Except in limited circumstances, the General Counsel will not approve the termination of a Rule 10b5-1 Trading Plan unless:
1.    the Insider that has entered into the plan is not aware of any material nonpublic information; and
2.    the Insider is not otherwise subject to a blackout period at the time of termination.